EXHIBIT 10.6


                       TAX SHARING AGREEMENT
                       ---------------------

            AMENDED AND RESTATED TAX SHARING AGREEMENT
  ("Agreement") dated as of December 3, 1993, by and between SMG-II HOLDINGS CORPORATION, a Delaware corporation
  ("Holdings") and PATHMARK STORES, INC., a Delaware corporation
  ("Subsidiary").

                              PREAMBLE

            Holdings and Subsidiary have determined to amend certain provisions of the Tax Sharing Agreement dated as of October 26, 1993 between them, and have further determined to restate such Agreement to reflect such amendments.

            Subsidiary is a member of a consolidated group, within the meaning of Section 1.1502-1(h) of the Treasury Regulations, of which Holdings is a common parent corporation ("Holdings Group") and Holdings will include Subsidiary in filing a consolidated United States Federal income tax return for the group which includes itself and Subsidiary (a "Consolidated Return").

            IN CONSIDERATION of the mutual agreements and understandings set forth herein, Holdings and Subsidiary hereby agree as follows:

            SECTION 1.  Hypothetical Subsidiary Tax Liability.
                        -------------------------------------
  For each taxable period in which Subsidiary is included in a Consolidated Return (whether or not other corporations are included in the affiliated group filing such Consolidated Return), Subsidiary shall cause to be prepared hypothetical estimated and final Federal income tax returns ("Subsidiary Group Returns") showing the estimated and final Federal income tax liability that Subsidiary would have been obligated to pay had it not joined in the Consolidated Return (the "Subsidiary Group Tax Liability"). The Subsidiary Group Tax Liability shall be computed as follows:

            (i) Subsidiary shall be considered to have the same taxable year as Holdings (except for short taxable years, if any, when Subsidiary enters or leaves the affiliated group).

            (ii)  Such computation shall be made as though
       Subsidiary had filed a consolidated Federal income tax return for the hypothetical group consisting of itself and its subsidiaries ("Subsidiary Group").

            (iii) Such computation shall be made solely by reference to items of income, gain, deduction, loss and credit in the current and prior taxable years of the Subsidiary Group, notwithstanding that any such item may require a different treatment or limitation on the Consolidated Return.

            (iv) Items of income, gain, loss or deduction arising from a transaction described in Section 1.1552-1(a)(2)(ii) of the Treasury Regulations shall be taken into account by the Subsidiary Group in the same manner and in the same taxable years as such items are actually taken into account on the Consolidated Return.

            (v) Carryovers and carrybacks of losses, credits or similar items shall be computed using any of such items that would be available if (but subject to the same limitations that would exist if) the Subsidiary Group had filed a consolidated Federal income tax return for each year since the organization of Subsidiary notwithstanding







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       that there is no actual carryover or carryback or there
       is a larger or smaller carryover or carryback as a result of filing a Consolidated Return.

            (vi) The treatment of any item affecting the computation of the Subsidiary Group Tax Liability shall be (i) in accordance with Federal income tax law, (ii) subject to (i), consistent with the treatment, if any, of such item in Subsidiary's similar calculations for any prior tax period unless the inconsistency is one that would not require Internal Revenue Service ("IRS") approval or unless Holdings has obtained such approval, and (iii) subject to (i), such as to minimize the actual and estimated Subsidiary Group Tax Liability and the amount of taxes payable by Subsidiary hereunder. Subsidiary shall have the right to make any and all elections permitted by law with respect to the treatment of items of income, deduction or credit for it and its subsidiaries.

            SECTION 2.  Payments.
                        --------

            (a) If the Subsidiary Group Tax Liability (whether estimated or final) shown on the Subsidiary Group Return for any taxable period is positive, Subsidiary shall pay such amount to Holdings not later than the time or times such amount (or any portion thereof) would be due from Subsidiary to the IRS if the Subsidiary Group filed a separate consolidated return.

            (b)  If the Subsidiary Group Return shows
  entitlement to a refund, including any refund attributable to a carryback or carryforward, then Holdings shall pay to Subsidiary the amount of such refund (including interest) within 10 days of receiving the Subsidiary Group Return.

            SECTION 3.  Returns; Indemnity.  For each taxable
                        ------------------
  period for which a Consolidated Return (estimated or final) which includes the Subsidiary is filed, Holdings will cause such Return to be prepared and filed and shall pay all amounts shown to be due thereon to the IRS. Holdings shall hold the Subsidiary Group harmless from any actual estimated or final Federal income tax liability (including penalties and interest) of the Holdings Group or any members thereof. The Subsidiary Group shall not be entitled to any refund or other adjustment received by the Holdings Group from the IRS but only to the payments provided herein.

            SECTION 4.  Calculations.  All determinations
                        ------------
  required by this Agreement, including the calculation of the Subsidiary Group Tax Liability, shall be jointly performed by the person or persons designated by Holdings and Subsidiary. Except as provided in Section 6 hereof, the determinations made as described in this Section 4 shall be deemed to be conclusive for purposes of this Agreement.

            SECTION 5.  States, etc.  Subsidiary agrees to join
                        -----------
  with Holdings in any consolidated or combined state or local income or franchise tax return ("Combined Return") for any taxable year for which Holdings files a Combined Return that may include Subsidiary. If the liability for any state or local income or franchise taxes of Subsidiary and Holdings is determined on a consolidated or combined basis, this Agreement shall be applied, mutatis mutandis, to all matters relating to
                    ------- ---------
  such taxes.

            SECTION 6.  Audits.  If any Federal income tax
                        ------
  return filed with the IRS covering or including the Subsidiary Group is audited, the determinations required by this Agreement shall be computed on the basis of the "determination" (within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended) of such audit and







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  adjusting payments with interest at the rates that would have been payable to or by the IRS shall be paid within 30 days following such "determination".

            SECTION 7.  Cooperation.  Holdings and Subsidiary
                        -----------
  will cooperate, consult and furnish each other with information concerning matters covered by this Agreement, including tax returns, claims for refund, tax audits, and other filings and proceedings related to a taxable year in which Subsidiary is or was included in a Consolidated Return. If for any taxable year the Subsidiary Group is not included in a Consolidated Return, Holdings and Subsidiary will cooperate, consult and furnish each other with information required accurately to prepare any Federal income tax return for any taxable year of either Holdings or the Subsidiary Group in which the tax liability of either (or of the affiliated group of which either is a member) may be affected by the income, deductions or other tax attributes of the other.

            SECTION 8.  Effective Date.  This Agreement is
                        --------------
  effected with respect to taxable periods ending after October 26, 1993. Notwithstanding the above sentence, Section 6 and 7 of this Agreement will apply to any "determination" occurring after October 26, 1993.

            SECTION 9.  Miscellaneous.
                        -------------

            (a) This Agreement may only be terminated or amended by written agreement of the parties.

            (b) This Agreement shall be governed by the laws of the State of New York.

            (c) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. In the event Holdings ceases to be the common parent corporation of the affiliated group that includes Holdings, the new common parent corporation, if any, shall be considered a successor of Holdings.

            (d) For purposes of this Agreement, "tax" shall include interest, penalties and additions to tax associated therewith, and "Holdings" shall include any affiliates of Holdings with which it may file from time to time a consolidated, combined or similar return.

            The parties hereto have executed this Agreement as of the date first above written.

                                 SMG-II HOLDINGS CORPORATION

                                 By Joseph Adelhardt
                                    -----------------------------
                                    Name:
                                    Title:

                                 PATHMARK STORES, INC.

                                 By Joseph Adelhardt
                                    -----------------------------
                                    Name:
                                    Title: